Exhibit 10.4

TECHNOLOGY LICENSE AND SERVICES AGREEMENT

by and between

O2DIESEL EUROPE, PLC

and

KL PROCESS DESIGN GROUP, LLC

March 6, 2008

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.  OMITTED TEXT IS INDICATED BY A “*”.

TECHNOLOGY LICENSE AND SERVICES AGREEMENT

This TECHNOLOGY LICENSE AND SERVICES AGREEMENT (the “Agreement”) is entered into as of March 6, 2008 (the “Effective Date”) by and between the O2Diesel Europe, Plc, a corporation organized under the laws of Ireland, with its registered office at 5 Lapps Quay, Cork, Republic of Ireland (“O2Diesel”), and KL Process Design Group, LLC, a South Dakota limited liability company, with its principal place of business at 2693-C Commerce Road, Rapid City, South Dakota 57702 (“KL”).  O2Diesel and KL are each a “Party” and collectively, the “Parties”.

WHEREAS, KL is the owner of certain proprietary processes relating to the production of ethanol from alternative feedstocks;

WHEREAS, O2Diesel desires to receive, and KL is willing to grant to O2Diesel, an exclusive license with respect to such proprietary processes in the Territory;

WHEREAS, in connection with the exercise of such licensed rights, O2Diesel desires to identify locations, partners, and opportunities related to the development and construction of facilities for the production of ethanol utilizing such proprietary processes; and

WHEREAS, O2Diesel desires to procure from KL, and KL is willing to develop and provide, design services, technical specifications and engineering plans related to the construction of such facilities.

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and undertakings contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.             DEFINITIONS

In addition to the other terms defined elsewhere herein, the following terms shall have the following meanings when used herein (any term defined in the singular shall have the same meaning when used in the plural and vice versa, unless stated otherwise):

1.1           “Affiliate” with respect to any Party, shall mean any individual or entity controlling, controlled by or under common control with, such Party, for only so long as such control exists.  For these purposes, “control” shall refer to (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an entity.

1.2           “Bankruptcy Code” means the United States Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.).

1.3           “Bankruptcy Event” means: (i) a Party (a) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (b) voluntarily ceases to conduct its business in the ordinary course; (c) commences any Insolvency Proceeding with respect to itself; or (d)

takes any action to effectuate or authorize any of the foregoing; or (ii) (a) any involuntary Insolvency Proceeding is commenced or filed against a Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company’s assets or properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (b) a Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (c) a Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar person for itself or a substantial portion of its assets, property or business.

1.4           “Change in Control” means, and shall be deemed to have occurred upon (as the context requires):

(a)           any consolidation or merger of KL with or into any other Person, or any other corporate reorganization, in which the stockholders of KL (in the aggregate) immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving entity immediately after such consolidation, merger or reorganization;

(b)           any transaction or series of related transactions in which in excess of (i) fifty percent (50%) of KL’s then outstanding voting power is transferred or (ii) fifty percent (50%) of KL’s then outstanding voting and non-voting securities, taken together, is transferred;

(c)           a sale, assignment, lease or other disposition of (i) all or substantially all of the assets of KL or (ii) all or substantially all of the assets of KL relating to the Licensed Process; or

(d)           any Person or group of related Persons becoming entitled to elect a majority of the Board of Directors (or any successor governing body) of KL.

1.5           “Claims” shall have the meaning set forth in Section 9.1.

1.6           “Confidential Information” shall have the meaning set forth in Section 7.1.

1.7           “Construction Budget” means the budget established by the Project Representative in the Project Requirements for the construction of a Project, including construction contingency, the Construction Manager’s fee and other allowances for items and services required for completion of a Project.

1.8           “Construction Manager” shall have the meaning set forth in Exhibit D.

1.9           “Control” (including any variations such as “Controlled” and “Controlling”), in the context of Intellectual Property Rights, shall mean rights to such intellectual property sufficient to grant the applicable license under this Agreement without infringing or misappropriating the intellectual property rights of any Third Party or breaching or otherwise conflicting with the terms of an agreement with any Third Party.

1.10         “Covered Transaction” means a sale, license, assignment or other disposition by KL of Intellectual Property Rights related to the Licensed Process other than a license solely outside of the Territory.

1.11         “Design and Engineering Services Contract” shall have the meaning set forth in Section 3.4.

1.12         “Disclosing Party” shall have the meaning set forth in Section 7.1.

1.13         “Extension Term” shall have the meaning set forth in Section 8.1.

1.14         “Governmental Approval” means any material consent, authorization, certificate, permit, right-of-way grant or approval of any Governmental Authority that is necessary for the construction of a Production Plant or the manufacture and commercial sale in the Territory of Products produced at such Production Plant in accordance with applicable Laws.

1.15         “Governmental Authority” means any court or tribunal in any jurisdiction or any foreign, federal, state, provincial, regional, tribal, municipal or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body or any quasi-governmental or private body lawfully exercising any regulatory or taxing authority.

1.16         “Initial Term” shall have the meaning set forth in Section 8.1.

1.17         “Insolvency Proceeding” means, with respect to any Person, (i) any case, action or proceeding with respect to such Person before any court or other governmental agency or authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (ii) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in either case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

1.18         “Intellectual Property Rights” means any and all of the following and all rights in, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, and improvements; (iii) trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iv) works of authorship and all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vii) all databases and data collections and all rights therein throughout the world; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

1.19         “Laws” means any applicable statute, environmental law, common law, rule, regulation, judgment, order, ordinance, writ, injunction or decree issued or promulgated by any Governmental Authority.

1.20         “Licensed Know-How” means (i) any and all inventions, discoveries, developments, claims, formulae, processes, trade secrets, information, works of authorship, technology, ideas, concepts, techniques, methods, know-how (including confidential data and Confidential Information), conversion technologies, and scientific, technical, regulatory and other proprietary information, whether or not patentable, relating to, derived from or useful for the practice of the Licensed Process or the development, manufacture, use, sale, distribution or exploitation of the Licensed Products, and any upgrades, enhancements or other improvements to and components of any of the foregoing that (ii)

at any time during the Term are owned or Controlled by KL or its Affiliates.  The Licensed Know-How includes, without limitation, the information and know-how described on Exhibit A.

1.21         “Licensed Patents” means any and all Patent Rights under any patents owned or Controlled by KL or its Affiliates at any time during the Term that relate to or may be useful for the research, development, use, improvement, sale, offer for sale, distribution, importation, exportation or other exploitation of the Licensed Products or Licensed Processes, and includes all upgrades, enhancements and other improvements to any of the foregoing.  Licensed Patents include without limitation the patents and patent applications listed on Exhibit B.

1.22         “Licensed Process” means any and all processes relating to the manufacture of ethanol from feedstocks other than a simple sugar or starch and all upgrades, enhancements and other improvements thereto and components thereof, including any and all processes covered or claimed by the Licensed Patents or utilizing Licensed Know-How.

1.23         “Licensed Products” means any product derived from the practice of a Licensed Process, including, without limitation, ethanol or bio-fuel produced from feedstocks other than a simple sugar or starch, and all upgrades, enhancements and other improvements thereto and components thereof.

1.24         “Losses” means losses, liabilities, suits, claims, costs, expenses (including reasonable attorneys’ fees), penalties, fines, judgments and/or damages (including personal injury or property damages).

1.25         “Patent Rights” means any and all rights under any patents, patent applications and patents issuing on such patent applications, together with any continuations, continuations-in-part, divisionals, reissues, renewals, reexamination certificates, substitutions, extensions, supplementary protection certificates or certificates of invention with respect to any of the foregoing.

1.26         “Person” means a natural person, a corporation, a partnership, a limited liability company, a trust, a joint venture, any governmental authority or any other entity or organization.

1.27         “Nameplate Capacity” means a Production Plant’s production capacity, in liters of ethanol per year, based on an assumed operating year of three hundred fifty (350) days per year 24 hours per day.

1.28         “Owner” shall have the meaning set forth in Section 3.2.

1.29         “Parent” shall have the meaning set forth in Section 4.1.

1.30         “Process Design Documents” means, with respect to any Project, all drawings, schematics, renderings and other documents that fix and describe the size and character of an entire Project as to structural, mechanical, process and production systems, materials and such other elements as may be appropriate for full functioning of a Project at such Project’s desired Nameplate Capacity, in any format reasonably requested by Project Representative.

1.31         “Production Plant” means a facility where, pursuant to the rights granted in this Agreement, the Licensed Processes will be practiced in the Territory.

1.32         “Project” shall have the meaning set forth in Section 3.2.

1.33         “Project Engineer” shall have the meaning set forth in Section 3.4.

1.34         “Project Representative” shall have the meaning set forth in Section 3.3.

1.35         “Project Requirements” means the Owner or the Project Representative’s initial overview document for each Project that (i) establishes the design objectives, constraints, and criteria for such Project; (ii) specifies the Nameplate Capacity, space requirements and relationships, flexibility and expandability, special equipment and systems and site requirements for such Project; (iii) establishes such Project’s Construction Budget; and (iv) includes any other information or requirements for such Project.

1.36         “Receiving Party” shall have the meaning set forth in Section 7.1.

1.37         “Royalty Fee” shall have the meaning set forth in Section 4.2.

1.38         “Royalty Period” shall have the meaning set forth in Section 4.2.

1.39         “Securities” shall have the meaning set forth in Section 4.4.

1.40         “Services” shall have the meaning set forth in Section 3.3.

1.41         “Solicit” means engage, contact, discuss, negotiate or otherwise communicate with, directly or indirectly, a Third Party.

1.42         “Specifications” means the specifications, tests, minimum requirements and other standards pertaining to the Licensed Product all as set forth in Exhibit C and as may be modified from time to time by mutual written agreement.

1.43         “Technology Fee” shall have the meaning set forth in Section 4.1.

1.44         “Term” shall have the meaning set forth in Section 8.1.

1.45         “Territory” means India and all countries of Europe, including, without limitation, Albania, Andorra, Austria, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Moldova, Monaco, Netherlands, Norway, Poland, Portugal, Romania, Russia, San Marino, Serbia and Montenegro, Slovakia (Slovak Republic), Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine, United Kingdom and Vatican City.

1.46         “Third Party” means any Person that is not a Party to this Agreement and that does not control and is not controlled by or under common control with a Party.

2.             LICENSE

2.1           License Grant.  As of the date hereof, and subject to the terms and conditions hereof, KL hereby grants to O2Diesel, and O2Diesel hereby accepts, a sole and exclusive (including with respect to KL) license during the Term, under the Licensed Patents and Licensed Know-How to practice the Licensed Processes in the Territory and to research, develop, make, have made, use, market, offer for sale, sell and/or have sold, import, export, distribute and otherwise exploit and have exploited any Licensed Products in the Territory.

2.2           Sublicensing Rights.  The foregoing license grant shall include the right of O2Diesel to grant sublicenses (through multiple tiers of sublicensors) to any Third Party in the Territory, subject to KL’s approval, which shall not be unreasonably withheld or delayed.  O2Diesel shall provide

KL with notice of the grant of any sublicense to a Third Party.

2.3           Retained Rights.  KL shall retain all rights with respect to the Licensed Patents and Licensed Know-How outside of the Territory and, subject to the terms of this Agreement, nothing herein shall be construed as limiting those rights outside the Territory.

2.4           Technology Transfer.  Within sixty (60) days after the Effective Date, KL shall disclose and provide O2Diesel with copies of any and all Licensed Know-How existing as of the Effective Date that is material to or reasonably required to enable O2Diesel and its Affiliates to practice the Licensed Process to produce Licensed Products satisfying the Specifications.  In addition, at such times throughout the Term as reasonably requested by O2Diesel, KL shall provide to O2Diesel, its Affiliates and sublicensees using competent and knowledgeable personnel such technical assistance as reasonably required to enable O2Diesel and its Affiliates to practice the Licensed Process to produce Licensed Products satisfying the Specifications.  Throughout the Term, KL shall promptly notify O2 Diesel of any material changes to the existing Licensed Know-How and shall provide O2 Diesel with copies of any such updates on a quarterly basis or and at such times as reasonably requested by O2Diesel.  KL shall incur the reasonable costs associated with the technical transfer and other cooperation provided by KL pursuant to this Section.

2.5           Further Assurances.  KL agrees to take such further actions, and to execute and deliver such further instruments and documents, as may be reasonably necessary to accomplish the transactions contemplated hereby and to vest the rights granted herein to O2Diesel within the Territory.  KL shall not take any actions inconsistent with the rights granted to O2Diesel and its Affiliates herein.

2.6           Use of Affiliates.  Notwithstanding any other provision of this Agreement, any or all of O2Diesel’s rights or obligations hereunder, at O2Diesel’s option, may be exercised or performed by or transferred to any Affiliate of O2Diesel.  O2Diesel shall remain primarily liable to KL for performance and compliance with all of its obligations hereunder notwithstanding the transfer of any of such obligations to an Affiliate.

3.             DEVELOPMENT OF PRODUCTION PLANTS

3.1           Development of Production Plants.  O2Diesel shall use commercially reasonable efforts (a) to identify opportunities to develop and construct Production Plants in the Territory for the production of Licensed Products and (b) to commence construction of a Production Plant in the Territory on or before the fifth anniversary of the Effective Date.  Such Production Plants may be developed by O2Diesel alone or together with Third Parties, or by one or more Third Party’s designated by O2Diesel.  Such efforts may include, without limitation, (i) identifying locations and real estate on which to build and develop one or more Production Plants in the Territory; (ii) identifying Third Parties who may be interested in partnering with O2Diesel in the construction and management of Production Plants and/or the subsequent production of Licensed Products; and (iii) engaging a general contractor or other construction firm to build a Production Plant.  O2Diesel shall have the right to select Third Parties, including joint ventures in which it is a participant, to perform or participate in the ownership, development, construction and operation of Production Plants.  O2Diesel may choose in its sole discretion whether to engage in such activities alone or with one or more Third Parties selected by O2Diesel and how to structure the commercial arrangements with such Third Parties with respect thereto.

3.2           Construction Projects.  O2Diesel shall notify KL each time it elects to proceed with the development and construction of a Production Plant in the Territory and whether such Production Plant shall be owned by O2Diesel or a Third Party designated by O2Diesel, such as a joint venture established to operate such plant (such entity, the “Owner”).  The development and construction of each Production Plant that O2 Diesel elects to proceed with shall be referred to herein as a “Project.”  O2Diesel and its Affiliates shall have no obligation to proceed with any Projects.

3.3           Process Design Services.    In connection with each Project, KL agrees to provide to O2Diesel and its Affiliates, the Owner, or such other Third Party as designated by O2Diesel (such entity the “Project Representative”) the services set forth on Exhibit D, as such Exhibit may be modified by mutual written agreement of the Parties with respect to any particular Project (the “Services”) for the fees set forth in Section 4.1.  Such Services shall be provided upon the Project Representative’s written request on the schedules agreed to therein.

3.4           Design and Engineering Services.  After acceptance of the Process Design Documents by the Project Representative as set forth in Exhibit D, the Project Representative and KL shall cooperate in selecting an engineering or architecture firm to provide construction and engineering design services for an individual Project (a “Project Engineer”).  The Owner shall enter into an agreed upon design and construction services contract setting forth in greater detail each of the Project Representative, Project Engineer and KL’s rights and obligations with respect to such Project, which contract shall be on customary commercial terms standard in the industry for similar projects (the “Design and Engineering Services Contract”).  Each Design and Engineering Services Contract shall include and be based on the Project Requirements and Process Design Documents for such Project, including the Nameplate Capacity for the Production Plant.

3.5           Production Validation.  The Owner and KL shall mutually agree on a Third Party engineering firm to test and confirm the actual Nameplate Capacity of such Production Plant (a “Validation”).  In the event that such Production Plant’s actual Nameplate Capacity does nor meet or exceed the desired Nameplate Capacity set forth in the Project Requirements, the Owner shall not be required to pay any Royalty Fees as set forth in Section 4.2 below until such time as the Production Plant meets or exceeds its Nameplate Capacity.

3.6           Further Involvement.  After completion of construction of a Production Plant, KL hereby agrees to, at the request of the Owner: (i) provide to the Owner and the Owner’s representatives and designees training relating to Production Plant management, maintenance, performance and associated operations, at no additional fee to Owner, so that Owner and Owner’s representatives and designees are able to fully operate the Production Plant after such training; or (ii) manage such Production Plant for Owner pursuant to mutually agreed upon management services contract, which contract shall be on customary commercial terms standard in the industry for similar project management and for the fees to be agreed between KL and the Owner.  Unless otherwise agreed by the parties in writing, KL shall have no additional operational or management authority over any Production Plant, and no involvement in the manufacture or commercialization of the Licensed Products.

4.             FINANCIAL TERMS

4.1           Technology Fee.  During the Term, KL hereby agrees to provide the Services to the Project Representative for a fee equal to *% (* and * percent) of the Construction Budget for the applicable Project with respect to which KL provides Services (the “Technology Fee”).  Such Technology Fee shall be payable with respect to each Project on the schedule set forth in Exhibit E.  The Technology Fee constitutes KL’s complete compensation for the performance of the Services and the Project Owner shall be the sole entity responsible for the payment of such fees.  The failure of the Production Plant to satisfy the Nameplate Capacity shall constitute a breach by KL with respect to such Services. KL’s right to cure such breach will be subject to the terms and conditions of the individual contract for Services executed by the Parties or as otherwise mutually agreed by the Parties in writing.  Notwithstanding the above, subject to the Parties complying with all applicable federal, state or other securities laws and regulations, including KL providing appropriate representations and warranties (including, without limitation those set forth in Section 6.2(i)) at the time of issuance, KL have the right in its discretion to elect to exchange all or part of the Technology Fee for common stock in O2Diesel or O2Diesel Corporation, a Delaware corporation (“Parent”), in a private placement transaction so long as the company issuing such stock is traded on a recognized European, Asian or North American exchange and the price for the common stock being issued is the closing bid price on the day the election is made.  If KL makes this election, the issuance of such shares shall be subject to approval by the American Stock Exchange (“AMEX”) and issued within five (5) days after such approval.

4.2           Royalties.  In consideration of the rights and obligations set forth herein, and subject to the terms and conditions set forth herein, after Validation of a Production Plant, the Owner of each Production Plant shall, unless otherwise agreed by the Parties, pay to KL for a period of ten (10) years (the “Royalty Period”) a royalty fee (the “Royalty Fee”) equal to USD$* for each liter of ethanol produced for commercial sale using any part or component of the Licensed Process in a Production Plant.  After expiration of the Royalty Period for each Production Plant, O2Diesel and Owner shall not be required to pay any additional Royalty Fees or other amounts for any Licensed Product produced at such Production Plant or otherwise for use or license of the Licensed Processes at such Production Plant.

4.3           Certain Requirements.  Royalties shall commence on a Production Plant-by-Production Plant basis with the first commercial sale of ethanol produced at such Production Plant after receipt of all required Governmental Approvals and shall be payable thereafter on a calendar quarterly basis throughout the Term.  All such quarterly payments shall be due and payable within sixty (60) days after the conclusion of the applicable calendar quarter and shall be payable only once with respect to each liter of ethanol produced.  Royalty Fees shall only be payable with respect to those quantities of ethanol for commercial sale that comply with all of the Specifications and other requirements for commercial sale.  In addition, royalties shall be subject to reduction as provided in Section 4.6.

4.4           Common Stock.  Subject to the terms of this Agreement and the Parties complying with all applicable federal, state or other securities laws and regulations, including KL providing appropriate representations and warranties (including, without limitation those set forth in Section 6.2(i)), Parent shall issue a one-time payment of one million (1,000,000) shares of Parent common stock, par value $0.0001 (the “Securities”), in a private placement transaction to KL within five (5) days of the approval of the issuance of the Securities by AMEX.  The Securities shall be held in escrow by the Parent until the earlier of (i) eighteen (18) months from the Effective Date, or (ii) KL’s commencement of Services for the first Project as set forth in Section 3.3.  In the event the conditions set forth in the foregoing Sections 4.4(i) or (ii) do not occur, ownership of the Securities shall revert to the Parent.

4.5           Currency; Payment.  All amounts set forth herein and payments due to KL hereunder shall be paid to KL in U.S. Dollars by wire transfer, or by such other method mutually agreed upon by KL and the Owner, in each case at the expense of the payor, for value no later than the due date thereof (with 24 hours advance notice of each wire transfer) to a bank account designated in writing within a reasonable period of time prior to such due date.

4.6           Taxes.  In the event that O2Diesel is mandated under the Laws of a country or Governmental Authority to withhold any tax to the tax or revenue authorities in such country in connection with any payment to KL under this Agreement, such amount shall be deducted from the payment to be made to KL, provided that, O2Diesel shall take reasonable and lawful actions to avoid and minimize such withholding.  O2Diesel shall promptly furnish KL with copies of any tax certificate or other documentation evidencing such withholding as necessary to satisfy the requirements of the relevant governmental authority related to any application by KL for foreign tax credit for such payment.  O2Diesel agrees to cooperate with KL in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

4.7           Books and Records.  O2Diesel shall keep full, true and accurate books of account containing all particulars and reasonable supporting documentation that may be necessary for the purpose of determining the amounts payable to KL hereunder.  All such books of account and reasonable supporting documentation, including any royalty reports received by O2Diesel from any Owner, shall be located at the principal place of business of O2Diesel and shall be open for inspection for such purpose by KL or any independent certified public accountant retained by KL, at a time mutually acceptable to the Parties during normal business hours but no more frequently than twice each calendar year for two years following the end of the calendar year to which they pertain and access shall not be denied thereafter if reasonably available.  If any such inspection shall reveal that payments required under this Agreement have been underpaid, O2Diesel shall promptly pay to KL the shortfall.

5.             Intellectual Property Rights.

5.1           Ownership of Licensed Patents and Know-How.  Subject to the licenses and rights granted under this Agreement, all right, title and interest in and to the Licensed Patents and Licensed Know-How shall remain owned by KL.

5.2           Ownership of Process Design Documents.  The rights of the Parties, and the Project Representatives with respect to materials produced in connection with the Services shall be as set forth in Exhibit D or as otherwise agreed to by the Parties.

5.3           New Inventions.  Each Party shall own any inventions made solely by or on behalf of such Party in the performance of this Agreement and the Parties shall jointly own all inventions made jointly by or on behalf of the Parties in the performance of this Agreement.  For the purpose of determining ownership of any inventions which are generated in conducting activities under this Agreement, inventorship shall be determined in accordance with United States intellectual property and patent laws.  Nothing in this Agreement shall grant KL any rights in any know-how or other intellectual property owned by or independently developed by O2Diesel, its Affiliates or any Third Party.

5.4           Prosecution and Maintenance.  Notwithstanding the ownership rights set forth in Section 5.1, in the Territory, KL shall have the first right to control, at its expense, the filing, prosecution and maintenance of the Licensed Patents (including without limitation, any reexams, reissues, oppositions and interferences relating thereto), and to make all decisions with respect thereto, using patent counsel reasonably acceptable to O2Diesel.  If KL decides not to file, prosecute or maintain any Patent Rights with respect to the Licensed Patents inside the Territory, KL will promptly notify O2Diesel of its decision and O2Diesel shall have the right to file, prosecute or maintain such Patent Rights.  Outside the Territory, KL shall have the sole right to control, at its expense, the filing, prosecution and maintenance of the Licensed Patents (including without limitation, any reexams, reissues, oppositions and interferences relating thereto) and to make all decisions with respect thereto.  Both Parties shall cooperate with each other in good faith to obtain issued valid claims in their respective territories that cover the Licensed Processes and Licensed Products.  KL shall promptly provide O2Diesel copies of all patent office correspondence (or translations thereof) and other information material to the prosecution of the Licensed Patents and related patent applications outside the Territory, including copies of final drafts of patent applications and substantive responses to patent office correspondence.  For the purpose of furthering the Parties’ common interest in this Agreement, and to provide that the sharing of relevant information shall not waive or diminish the confidentiality of such information or its continued protection under all applicable privileges and protections, the Parties shall enter into an appropriate written community of interest relationship.  Upon the request of O2Diesel, KL shall sign and deliver any necessary documents and otherwise assist O2Diesel to effectuate the provisions of this Section.

5.5           Infringement.  If either Party learns of an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such claim (an “Infringement”) by a Third Party with respect to any Licensed Patents or Licensed Know-How, such Party shall promptly notify the other Party in writing and shall promptly provide such other Party with available evidence of such Infringement.

6.             REPRESENTATIONS AND WARRANTIES

6.1           Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that:

(a)           Authority.  Such Party has the full corporate right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby;

(b)           Authorization.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Party;

(c)           Enforceability.  This Agreement has been duly executed and delivered by an authorized officer of such Party, and is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the effect of applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers;

(d)           No Breach.  Such Party’s execution, delivery and performance of this Agreement shall not constitute a breach or default under any contract or agreement to which such Party is a Party or by which it is bound or otherwise violate the rights of any Third Party under any such contract or agreement; and

(e)           No Consents.  No consent, approval or authorization of or from any governmental entity or any other Third Party, whether prescribed by law, regulation, contract or agreement, is required for such Party’s execution, delivery and performance of this Agreement or consummation of the transactions contemplated hereby.

6.2           Additional Representations and Warranties of KL.  KL further represents and warrants to O2Diesel that:

(a)           Ownership of Licensed Patents and Licensed Know-How.  KL is the sole and exclusive owner of, and has all right, title and interest, including all Intellectual Property Rights, in and to the Licensed Patents and Licensed Know-How and none of the Licensed Know-How has been misappropriated from a Third Party.

(b)           Authority and Absence of Conflict.  KL has the full right and authority to grant the rights and licenses as provided herein and has not previously granted any right, license or interest in or to the Licensed Patents or Licensed Know-How or any portion thereof, that is in conflict with the rights or licenses granted to O2Diesel under this Agreement.

(c)           Pending, Alleged or Threatened Claims.  There are no actual, pending, alleged or threatened actions, suits, claims, interferences, oppositions or governmental investigations involving the Licensed Patents, Licensed Know-How or the production of the Licensed Products using the Licensed Process, either by or against KL or any of its Affiliates or other licensees.  To the knowledge of KL, there are no activities by any Third Party that constitute infringement or misappropriation of any Licensed Patents or Licensed Know-How and KL has not brought any enforcement action or otherwise sought to enforce any of the Licensed Patents or Licensed Know-How against any Third Party. To KL’s knowledge there are no Intellectual Property Rights owned or controlled by a Third Party that are being or would be infringed or misappropriated by the exercise of the rights granted herein.

(d)           All Necessary Rights.  The Licensed Patents and Licensed Know-How constitute all of the Intellectual Property Rights and know-how that are or have been owned by, Controlled by or licensed to KL or any of its Affiliates that are necessary for the practice of the Licensed Process and the research, manufacture, use, sale, offering for sale, distribution, importation, exportation, development and exploitation of the Licensed Products.  True, complete and correct copies of all material documents and other materials that relate to the prosecution, defense, maintenance, validity and enforceability of the Licensed Patents and Licensed Know-How, and all licenses and other agreements regarding the Licensed Patents and Licensed Know-How have been provided to O2Diesel.

(e)           Third Party Licenses.  KL has not licensed any of the Licensed Patents or Licensed Know-How from any Third Party.  KL has obtained from its employees and all Third Parties involved in the development of the Licensed Patents and Licensed Know-How all rights necessary to permit KL to grant O2Diesel the licenses and other rights herein granted.

(f)            Product Specifications.  The Licensed Product, when produced using the Licensed Process, shall meet the Specifications.

(g)           Disclosure of Risks.  Prior to the Effective Date, KL has disclosed to O2Diesel in writing all known risks or hazards associated with the practice of the Licensed Process.

(h)           Services.  KL possesses sufficient skill, qualifications, experience, expertise and capability to perform its obligations hereunder, shall maintain and/or cause its agents, Affiliates, or Consultants to maintain adequate personnel, manpower, capital, equipment and facilities to perform its obligations hereunder, and holds any and all licenses, certificates, authorizations and registrations required in the United States to permit it to perform its obligations hereunder.  KL represents that it is knowledgeable and experienced in the design, development, engineering and construction management of Production Plants in the United States.

(i)            Investment.  As of the Effective Date and as of the date of all issuances of Securities or common stock hereunder:

(i)        Accredited Investor.  KL is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the United States Securities Act of 1933, as amended (“Securities Act”), as presently in effect, and was not formed solely for the purpose of acquiring, holding or transferring the Securities.

(ii)       Investment.  KL is obtaining such Securities solely for its own account and beneficial interest for investment and not for sale or with a view to, or for resale in connection with, the distribution thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the Securities, and does not presently have any reason to anticipate a change in such intention.

(iii)      Information.  KL has received all information it has requested from O2Diesel and Parent that it considers necessary or appropriate for deciding whether to obtain the Securities.  KL has had an opportunity to ask questions and receive answers from O2Diesel and Parent regarding the terms of the Securities and to obtain any additional information necessary to verify the accuracy of the information given to it.  KL acknowledges that it has access to and O2Diesel and Parent have otherwise made available for KL’s review: (a) Parent’s Annual Report on Form 10-KSB for the year ended December 31, 2006, (b) Parent’s Quarterly Reports, on Form 10-QSB for the fiscal quarters ended March 31, 2007, June 30, 2007, and September 30, 2007, (c) Parent’s Proxy Statements, Definitive Information Statements, Current Reports on Form 8-K, as filed with the SEC between December 31, 2006 and the date of this Agreement (collectively the “SEC Documents”).

(iv)      Experience.  KL has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of an investment in the Securities and is able to bear the economic risk of such investment.

(v)       Risk of Investment.  KL recognizes that the purchase of the Securities involves a high degree of risk in that: (i) an investment in O2Diesel or Parent is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Securities; (ii) transferability of the Securities is limited; and (iii) O2Diesel and Parent may require substantial additional funds to operate its business and there can be no assurance that adequate funds will be available to O2Diesel and Parent, in addition to all of the other risks set forth in the SEC Documents.  KL acknowledges the disclosure relating to the risks affecting O2Diesel and Parent set forth in the SEC Documents.

(vi)      No Representations. KL hereby represents that, except as expressly set forth in this Agreement, no representations or warranties have been made to KL by O2Diesel or Parent or any agent, employee or affiliate of O2Diesel or Parent, and in entering into this transaction KL is not relying on any information other than that contained in this Agreement, the SEC Documents and the results of independent investigation by KL.

(vii)     Tax Consequences. KL acknowledges that the issuance of Securities may involve tax consequences and that the contents of this Agreement do not contain tax advice or information.  KL acknowledges that it must retain its own professional advisors to evaluate the tax and other consequences of an investment in the Securities and O2Diesel and Parent shall have no liability therefor.

(viii)    Restricted Securities.  KL understands that the Securities are characterized as “restricted securities” under the Securities Act, inasmuch as they are being acquired from O2Diesel or Parent in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances.  In this connection, KL represents that it is familiar with Rule 144 under the Securities Act, as presently in effect.  KL understands that neither O2Diesel nor Parent is obligated to register the Securities.  KL also understands that the certificates evidencing the Securities will bear the legend set forth below:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE HOLDER FOR ITS OWN ACCOUNT, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO THE DISTRIBUTION OF SUCH SECURITIES.  THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND COMPLIANCE WITH SUCH STATE SECURITIES LAWS, (II) IN COMPLIANCE WITH RULE 144 UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR (III) UPON THE DELIVERY TO O2DIESEL CORPORATION OF AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE O2DIESEL CORPORATION THAT SUCH REGISTRATION AND/OR COMPLIANCE IS NOT REQUIRED.

6.3           Disclaimer.  Except as otherwise provided herein, neither Party makes any representation or warranty, express or implied, and KL hereby expressly disclaims any representation or warranty as to the validity or enforceability of the Licensed Patents.

7.             CONFIDENTIALITY

7.1           Confidentiality Obligation.  Each of O2Diesel and KL (the “Receiving Party”) shall keep strictly confidential any information disclosed by the other Party (the “Disclosing Party”) or otherwise made available to the Receiving Party concerning the Licensed Process or either Party’s performance of this Agreement or otherwise concerning the business, operations, trade secrets or other proprietary information of the Disclosing Party (collectively “Confidential Information”), using at least the same degree of care that it uses to protect its own confidential or proprietary information.  Any information that is orally disclosed shall not be considered Confidential Information unless it is reduced to writing and marked “Confidential” within thirty (30) days of its disclosure.  “Confidential Information” shall not include information:

(a)           which is or becomes generally available to the public other than as a result of disclosure thereof by the Receiving Party;

(b)           which is lawfully received by the Receiving Party on a nonconfidential basis from a Third Party that is not itself under any obligation of confidentially or nondisclosure to the Disclosing Party or any other Person with respect to such information;

(c)           which by written evidence can be shown by the Receiving Party to have been independently developed by the Receiving Party; or

(d)           which the Receiving Party establishes by competent proof was in its possession at the time of disclosure by the other Party and was not acquired, directly or indirectly from the other Party.

7.2           Nondisclosure of Confidential Information.  The Receiving Party shall use Confidential Information solely for the purposes of this Agreement and the transactions contemplated hereby and shall not disclose or disseminate any Confidential Information to any Person at any time, except for disclosure to those of its directors, officers, employees, accountants, attorneys, advisers and agents whose duties reasonably require them to have access to such Confidential Information, provided that such directors, officers, employees, accountants, attorneys, advisers and agents are bound to maintain the confidentiality of such Confidential Information to the same extent as if they were Parties hereto.

7.3           Protection of Proprietary Information.  In addition to the foregoing, KL recognizes that the value of the rights granted hereunder depends in large part on the continued preservation of the confidential and proprietary nature of the Licensed Know-How throughout the Term.  Accordingly, KL agrees throughout the Term hereof to maintain the Licensed-Know in strictest confidence in the same manner and with the same protections that it uses to protect its most valuable trade secret information, and in no event less than a reasonable standard of care.

7.4           Exception.  The foregoing confidentiality and nondisclosure obligations shall not apply to information which is required to be publicly disclosed by law or by regulation: provided, however, that, in such event, the Receiving Party provides the Disclosing Party with prompt advance notice of such disclosure so that the Disclosing Party has the opportunity if it so desires to seek a protective order or other appropriate remedy.

7.5           Survival.  The confidentiality and nondisclosure obligations of this Article 7 shall survive the expiration or termination of this Agreement and remain in effect for a period of seven years following the expiration or termination of this Agreement.

8.             TERM AND TERMINATION

8.1           Term.  This Agreement shall commence as of the Effective Date and shall continue in full force and effect, unless terminated sooner in accordance with Section 8.2 below, until the ten (10) year anniversary of the Effective Date (the “Initial Term”).  Thereafter, this Agreement will automatically renew for an additional five-year period (the “Extension Term” and together with the Initial Term, the “Term”).  In the event that O2Diesel has achieved the performance milestones set forth in Exhibit F on or before the expiration of the Initial Term, the license granted in Section 2.1 shall remain exclusive for the Extension Term.  In the event that O2Diesel has not achieved the performance milestones set forth in Exhibit F on or before the expiration of the Initial Term, the license granted in Section 2.1 shall convert to a nonexclusive license for the Extension Term.

8.2           Termination Rights of Either Party.  Either Party shall have the right to terminate this Agreement in the event (i) of the material breach by the other Party of its material obligations hereunder and the failure to remedy such breach or nonperformance within sixty (60) days following the receipt of written notice of such breach or nonperformance from the nonbreaching Party or, if such breach or nonperformance (other than a failure to pay money) is not reasonably susceptible to remedy within such sixty (60) day period, the failure to initiate reasonable steps to effect a remedy, to the extent feasible, within such period; or (ii) the other Party is subject to a Bankruptcy Event.  Such termination shall be immediately effective upon the receipt by the breaching or nonperforming Party of written notice of termination from the nonbreaching Party, unless within ten (10) business days thereafter, the non-terminating party notifies the other party that it disputes the validity of such termination, in which case such termination shall only be effective upon the determination of such termination by a court of competent jurisdiction in a final nonappealable judgment.

8.3           Termination due to Failure to Develop Production Plants.  In addition to the rights of termination set forth in Section 8.2, if O2Diesel fails to commence construction of an initial Production Plant within five (5) years of the Effective Date, the license granted to O2Diesel pursuant to

Section 2.1 shall terminate, provided, however, that such five (5) year period shall be automatically extended to the extent any delays are due to regulatory or Governmental Approval delays, to KL and its Affiliates, or to other events of force majeure, by an amount equal to the period of delay due to such factors.  The foregoing shall constitute KL’s sole and exclusive remedy hereunder in the event of O2Diesel’s failure to construct any Production Plants on or before such date.

8.4           Effects of Expiration or Termination.  Upon expiration or termination of this

Agreement for any reason, (i) any amounts owed under this Agreement, up to the point of termination will be immediately due and payable; (ii) all rights and licenses granted under this Agreement will immediately cease to exist (except as provided below, and for any license granted hereunder that by there terms are intend to survive expiration, termination, including, without limitation, the license granted under Section 10.2); and (iii) each Party will, to the extent feasible, destroy or return to the other Party all Confidential Information of the other Party and all copies, compilations or summaries thereof in its possession or control.  Notwithstanding anything herein to the contrary, upon expiration or termination of this Agreement for any reason, (i) the license granted pursuant to Section 2.1 shall convert to a perpetual, irrevocable nonexclusive fully paid up license, and (ii) all sublicenses granted hereunder shall convert to perpetual, irrevocable nonexclusive fully paid up licenses; in each case solely with regard to Projects that are underway or Production Plants that have been completed and only during times that each Owner makes all royalty payments then-due as required by Section 4.2 hereof until the end of the then-applicable Royalty Period at which time no additional Royalty Fees shall be then-due and the license shall continue as set forth above.

8.5           Termination of Design Services.  In addition to the rights of termination with respect to this Agreement, the Project Representative and KL shall have the right to terminate the Design Services with respect to a particular Project in accordance with the Design and Engineering Services Contract due to a material breach by the other party thereto.  Any such termination shall only apply with respect to the particular Services covered by such Design and Engineering Services Contract and shall not affect the rights or obligations of the Parties hereunder.

8.6           Survival.  All rights granted to and obligations undertaken by the Parties hereunder shall terminate immediately upon the expiration or termination of this Agreement except for the provisions of Articles 1, 7, 9 and 11 and Sections 5.1, 5.2, 5.3, 8.4, 8.6 and 10.2.  In addition, expiration or termination of this Agreement shall not affect the remedies of the Parties otherwise available at law or in equity in relation to any rights accrued under this Agreement prior to expiration or termination.

9.             INDEMNIFICATION; LIMITATION OF LIABILITY

9.1           KL Indemnification.  KL shall indemnify, defend and hold harmless O2Diesel and its Affiliates (including, without limitation, Parent), and its and their sublicensees, and its and their respective directors, officers, agents, members, stockholders, owners, employees, agents and Affiliates from and against any and all Losses resulting from any claims, suits, actions, demands, or other proceedings brought by or on behalf of a Third Party (collectively, “Claims”) related to, arising out of or connected with:

(a)           Gross negligence, recklessness or wrongful intentional acts or omissions of KL, and its Affiliates, directors, officers, employees, agents or contractors;

(b)           Any breach or inaccuracy of any representation, warranty or covenant made by KL hereunder; including any claims alleging that grant or exercise of the rights granted herein infringes, misappropriates or otherwise violates any Intellectual Property Rights or other rights of any Third Party;

(c)           The failure of KL, its Affiliates, directors, officers, employees, agents, contractors or Consultants to comply with any applicable Laws;

(d)           Any breach of any term, condition or provision of this Agreement;

(e)           The performance of the Services; and

(f)            The design, engineering, or any other inherent aspects of the Licensed Process (regardless of theory).

9.2           O2Diesel Indemnification.  O2Diesel shall indemnify, defend and hold harmless KL and its Affiliates, and its and their respective directors, officers, agents, members, stockholders, owners, employees, agents and Affiliates from and against any and all Losses resulting from any Claims related to, arising out of or connected with:

(a)           Gross negligence, recklessness or wrongful intentional acts or omissions of O2Diesel, and its Affiliates, directors, officers, employees, agents or contractors;

(b)           Any breach or inaccuracy of any representation, warranty or covenant made by O2Diesel hereunder;

(c)           The failure of O2Diesel, its Affiliates, directors, officers, employees, agents, contractors or Consultants to comply with any applicable Laws; and

(d)           Any breach of any term, condition or provision of this Agreement.

9.3           Indemnification Procedures.  Any entity entitled to indemnification under this Article 9 shall give written notice to the indemnifying party of any Claims that may be subject to indemnification, promptly after learning of such Claim, and the indemnifying party shall assume the defense of such Claim with counsel reasonably satisfactory to the indemnified party.  The indemnified party shall reasonably cooperate with the indemnifying party in such defense, at no cost to such the indemnified party.  The indemnified party may, at its option and expense, be represented by counsel of its choice in any action or proceeding with respect to such Claim.  The indemnifying party shall not be liable for any litigation costs or expenses incurred by the indemnified party without the indemnifying party’s written consent, such consent not to be unreasonably withheld.  The indemnifying party shall not settle any such Claim if such settlement (a) does not fully and unconditionally release the indemnified party from all liability relating thereto or (b) adversely impacts the exercise of the rights granted to the indemnified party under this Agreement, unless the indemnified party otherwise agree in writing.

9.4           Limitation of Liability.  EXCEPT FOR INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE, THE INDEMNIFICATION OBLIGATIONS UNDER SECTION 9, OR BREACH OF SECTION 7, IN NO EVENT SHALL EITHER PARTY (OR A PARTY’S AFFILIATES, DIRECTORS, OFFICERS, AGENTS, MEMBERS, STOCKHOLDERS, OWNERS, EMPLOYEES AND AGENTS) BE LIABLE FOR LOST PROFITS, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES OR FOR ANY OTHER SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, WHETHER UNDER THEORY OF CONTRACT, TORT OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  EXCEPT FOR INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE, THE INDEMNIFICATION OBLIGATIONS UNDER

SECTION 9, OR BREACH OF SECTION 7, IN NO EVENT SHALL EITHER PARTY’S (OR A PARTY’S AFFILIATES, DIRECTORS, OFFICERS, AGENTS, MEMBERS, STOCKHOLDERS, OWNERS, EMPLOYEES AND AGENTS) LIABILITY TO THE OTHER PARTY ARISING OUT OF THIS AGREEMENT EXCEED USD$1,000,000.

10.           Certain Transactions.

10.1         Right of First Negotiation.

(a)           Notice to O2Diesel.

(i)            In the event that KL desires to Solicit a Third Party with respect to a Change of Control or a Covered Transaction, KL shall promptly notify O2Diesel thereof in writing and offer O2Diesel the first opportunity to enter into negotiations for an agreement with KL for the rights to such Change in Control or Covered Transaction (the “Right of First Negotiation”).

(ii)           In the event that a Third Party first Solicits KL with respect to a Change in Control or a Covered Transaction, KL may enter into a confidentiality and non-disclosure agreement and negotiations with such Third Party; provided, however, KL shall not enter into a Change of Control or Covered Transaction or a term sheet or written proposal with respect to the commercial terms of a Change of Control or Covered Transaction without first offering to O2Diesel the Right of First Negotiation, which offer shall be made by KL in writing to O2Diesel (such written offer and the notice from KL to O2Diesel pursuant to Section 10.1(a)(i) above shall be referred to, individually and collectively, as the “KL Notice”).

(iii)          The KL Notice shall include sufficient information and data available to KL on the date of the KL Notice so as to enable O2Diesel to make an informed decision regarding the Change of Control or Covered Transaction.  KL shall provide O2Diesel with additional information and data as it becomes available to KL during the ROFN Notification Period (defined below).

(b)           Notice by O2Diesel; Negotiation.

(i)            O2Diesel shall have a period of up to twenty (20) days from receipt of the KL Notice (the “ROFN Notification Period”) to notify KL in writing of its interest in pursuing or declining to pursue a Change in Control or Covered Transaction.

(ii)           If O2Diesel notifies KL within the ROFN Notification Period of its election to pursue a Change in Control or Covered Transaction, the Parties shall thereafter negotiate in good faith a definitive agreement with respect to such Change in Control or Covered Transaction.  KL’s obligation to negotiate with O2Diesel shall terminate one hundred twenty (120) days (or such longer period as the Parties may mutually agree) from KL’s receipt of O2Diesel’ notice provided pursuant to Section 10.1(b)(i) unless discussions are earlier terminated by O2Diesel in writing (such period, the “ROFN Negotiation Period”).

(iii)          Except as permitted under Section 10.1(b)(ii), KL shall not enter into negotiations with any Third Party with respect to a Change in Control or Covered Transaction or enter into any Change in Control or Covered Transaction or term sheet or written proposal with respect to the commercial terms of a Covered Transaction until (i) the ROFN Negotiation Period has expired, (ii) O2Diesel fails to notify KL during the ROFN Notification Period of its interest in pursuing a Change in Control or Covered Transaction, or (iii) O2Diesel notifies KL that O2Diesel is not interested in pursuing a Covered Transaction.  Then, subject to Section 10.1(c) below, KL shall be free to enter into such Change in Control or Covered Transaction with any Third Party.

(c)           Failure to Agree.  If, after good faith negotiations the Parties are unable to agree upon the terms of a definitive agreement for a Change in Control or Covered Transaction, then KL shall be free to enter into such Change in Control or Covered Transaction with any Third Party; provided, however, that for the first six (6) months following the end of the ROFN Negotiation Period, KL shall not consummate, or enter into a binding agreement to consummate, a Change in Control or Covered Transaction with any Third Party on financial terms and conditions that are less favorable to KL when taken in their totality than the terms and conditions last offered in writing by O2Diesel to KL during the ROFN Negotiation Period.

10.2         License Conversion.  In the event that KL undergoes a Covered Transaction or Change in Control without complying with the provisions of Section 10.1 above, the license rights granted in Section 2.1 shall automatically become perpetual and irrevocable without further action by either Party and such rights shall be fully-paid up as of the end of the Initial Term.

11.           MISCELLANEOUS

11.1         Relationship of the Parties.  Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employment or joint venture relationship between the Parties hereto.

11.2         Applicable Law.  This Agreement shall be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within such jurisdiction and without giving effect to the choice or conflict of laws rules or principles of the State of Delaware or of any other jurisdiction.

11.3         Consent to Jurisdiction.  Any action or proceeding arising out of or relating to this Agreement, and all claims in respect of such action or proceeding shall be heard and determined in New York, New York.  Each Party further agrees that service of any process, summons, notice or document by registered mail to the address of such Party set forth in Section 11.5 below shall be effective service of process for any action or proceeding brought against such Party in any such court.  Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any such court and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in any inconvenient forum.  Each Party further agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law.

11.4         Counterparts.  This Agreement may be executed in any number of counterparts and may be executed by facsimile.  All counterparts shall collectively constitute one and the same Agreement.

11.5         Notices.  In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing and sent by overnight express or registered or certified mail (with return receipt requested) and shall be sent to the following address (or such other address as any Party may designate from time to time in writing):

If to O2Diesel:
Alan R. Rae
100 Commerce Drive
Suite 301
Newark, Delaware 19713
Telephone: 302-266-6000
Telefax: 302-266-7076

Copy to:

Kevin Lavin, Esq.
Arnold & Porter, LLP
1600 Tysons Blvd.
Suite 900
McLean, VA 22102
Telephone: 703-720-7011
Telefax: 703-720-7399

If to KL:

Randy Kramer
2693-C Commerce Road
Rapid City, SD 57702
Telephone: 605-718-0372
Telefax: 605- 718-1372

11.6         Force Majeure.  If any circumstance beyond the reasonable control of either Party occurs which delays or renders impossible the performance of that Party’s obligations under this Agreement on the dates herein provided, such obligation shall be postponed for such time as such performance necessarily has had to be suspended or delayed on account thereof, provided such Party shall notify the other Party in writing as soon as practicable, but in no event more than 15 days after the occurrence of such force majeure.  In such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event, provided that such Party who fails because of force majeure to perform its obligations hereunder shall upon the cessation of the force majeure take all reasonable steps within its power to resume with the least possible delay compliance with its obligations.  Events of force majeure shall include, without limitation, war, revolution, invasion, insurrection, riots, mob violence, sabotage or other civil disorders, acts of God or terrorism, limitations imposed by exchange control regulations or foreign investment regulations or similar regulations, laws, regulations or rules of any government or governmental agency, and any inordinate and unanticipated delays in the regulatory review or governmental approval process that are within the control of such government or governmental agency.

11.7         Binding Effect; Assignment.  This Agreement shall not be assigned or otherwise transferred, in whole or in part, by either Party without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void; provided however, that a party may assign this agreement (i) to an Affiliate or (ii) to a successor in interest (or its equivalent) in connection with a sale of all or substantially all of its relevant assets or business, whether by sale, merger, or otherwise, in each case where such successor or permitted assign agrees to be bound by the terms of this Agreement.  This Agreement shall inure to the benefit of and be binding upon each of the Parties hereto and their respective successors and permitted assigns.

11.8         Entire Agreement.  The terms and conditions herein contained constitute the entire agreement between the Parties relating to the subject matter of this Agreement and shall supersede all previous communications between the Parties with respect to the subject matter of this Agreement.  Neither Party has entered into this Agreement in reliance upon any representation, warranty, covenant or undertaking of the other Party that is not set out or referred to in this Agreement.

11.9         Recitals and Schedules.  The recitals set forth at the start of this Agreement along with the Exhibits attached to this Agreement and the terms and conditions incorporated in such recitals and Exhibits shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals and Exhibits and the terms and conditions incorporated in such recitals and Exhibits.

11.10       Amendment.  This Agreement may be varied, amended or extended only by the written agreement of the Parties through their duly authorized officers or representatives, specifically referring to this Agreement.

11.11       Severability.  If a court of law or other tribunal of competent jurisdiction finds any provision of this Agreement invalid, illegal, or unenforceable, the remaining portions of this Agreement shall remain in full face and effect and construed so as to best effectuate the original intent and purpose of this Agreement as expressed herein.

11.12       Headings.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11.13       No Waiver of Rights.  No failure or delay on the part of either Party in the exercise of any power or right hereunder shall operate as a waiver thereof.  No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power.  The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

11.14       Remedies Cumulative; Specific Performance.  All rights and remedies granted to either Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies otherwise available to such Party at law or in equity.  The Parties agree that any breach by either Party of, or failure of either Party to perform, any obligation under this Agreement shall constitute immediate and irreparable damage to the other Party which cannot be fully and adequately compensated in money damages and that, in the event of such breach or failure, the other Party shall be entitled to injunctive relief and specific performance in addition to any other remedies to which it may be entitled at law or in equity.

11.15       Confidentiality of Agreement.  Each Party shall maintain the confidentiality of this Agreement and all provisions of this Agreement and, without the prior consent of the other Party, neither Party shall make any press release or other public announcement of or otherwise disclose this Agreement or any of its provisions to any Third Party (a) other than to its directors, officers and employees and attorneys, accountants, investment bankers and other professional advisers whose duties reasonably require familiarity with this Agreement, provided that such Persons are bound to maintain the confidentiality of this Agreement and (b) except for such disclosures as may be required by applicable law or by regulation, in which case the disclosing Party shall provide the other Party with prompt advance notice of such disclosure so that the other Party has the opportunity if it so desires to seek a protective order or other appropriate remedy.

11.16       Usage.  Wherever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitation” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”).

11.17       Survival of License in Bankruptcy.  The Parties expressly agree that the Licensed Patents and Licensed Know-How are deemed “intellectual property” as same is defined in §101(35A) of the Bankruptcy Code.  The Parties further expressly agree that this Agreement shall be governed by §365(n) of the Bankruptcy Code in the event that KL files for or seeks protection under the Bankruptcy Code or has a case filed against it under the Bankruptcy Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

O2DIESEL EUROPE, PLC		KL PROCESS DESIGN GROUP, LLC

By:	/s/ Alan Rae	By:	/s/ Dave Litzen

Name: Alan Rae		Name: Dave Litzen

Title: Chief Executive Officer		Title: Owner/VP, Engineering

EXHIBIT A

Licensed Know-How

EXHIBIT B

Licensed Patents

EXHIBIT C

Product Specifications

EXHIBIT D

Process Design Services

At the option of the Owner, KL shall provide to the Project Representative the following services in accordance with the terms of the Agreement:

(i)            As soon as practicable, but in no event later than three (3) months after delivery of the Project Requirements by the Project Representative, prepare Process Design Documents (as defined in the Agreement), for approval of Project Representative.  Such Process Design Documents shall include all information, drawings, content or data required for a Project Engineer to develop and provide construction documents or other schematics required for a Construction Manager (as defined below) to build a fully functioning Production Plant operating at or above Nameplate Capacity.  KL shall assist the Project Representative in reviewing the construction documents and providing input to the Project Engineer and Construction Manager.  KL shall develop the Process Design Documents so that the final construction cost to construct the Project in accordance with the construction documents does not exceed the Construction Budget.

(ii)           Provide any assistance required by the Project Representative or the Construction Manager in securing reviews and approvals of Governmental Authorities having jurisdiction over the Project.

(iii)          Represent and participate in periodic Project review meetings to be held, at the Project Representative’s discretion, at the Project site or in the offices of the Project Representative.

(iv)          In the event that Project Representative decides to open Production Plant construction to competitive bidding, (i) participate in a pre-bid conference and provide related bidding preparation services; (ii) assist Project Representative in evaluating bids; and (iii) mutually agree with the Project Representative on the bidding party that will be an acceptable construction manager or general contractor (“Construction Manager”) who will be responsible for Project construction.  In the event that the Project Representative elects not to open Production Plant construction to competitive bidding, KL and the Project Representative shall mutually agree to a Construction Manager.

(v)           Comply with the Construction Manager’s construction schedule which shall coordinate, integrate and combine schedules for all aspects of the Project, including the design, bidding, negotiation and construction phases, incorporating a detailed schedule of pre-construction activities, construction activities sequences and durations, allocations and scheduling of labor activities, purchase order placement and deliveries of materials and equipment, preparation and processing of shop drawings and submittals, and KL’s and Project Representative’s review time, and including a schedule for KL’s services.

(vi)          Visit the Project site at intervals appropriate to the stage of construction to become familiar with the progress and quality of the construction work (the “Work”) and to determine in general if the Work is proceeding in accordance with the construction documents.  On the basis of these on-site observations, KL will keep the Project Representative informed of the progress of the Work, and will use its best efforts to guard the Project Representative against defects and deficiencies in the Work of the Construction Manager.

(vii)         Accompany the Project Representative on a post-occupancy and warranty review prior to the expiration of the warranty period for any separate contract, but sufficiently after occupancy to allow the Project Representative adequate opportunity to observe for defective conditions.  This review shall take place at a mutually agreed-upon time and date.

(viii)        Provide a review and evaluation of the Project’s production systems and processes and provide assistance in connection with the refining and adjusting of any equipment or system.

(ix)          Accompany the Project Representative to visit the Project and observe any apparent defects in the completed work, assist the Project Representative in consultations and discussions with Construction Manager concerning correction of such defects, and make recommendations as to replacement or correction of defective work

(x)           All other reasonably requested services related to the services set forth in this Exhibit.

The original Process Design Documents, including drawings, specifications and other documents prepared by KL for a Project are instruments of KL’s service.  Unless otherwise provided, KL shall be deemed the author of these documents and shall retain all common law, statutory and other reserved rights, including copyright; provided, however, KL agrees to and does hereby grant the Project Representative a perpetual, irrevocable, royalty-free license to all such documents in which it may claim a copyright and to all architectural work as to which it may assert any rights or establish any claim under the design patent or copyright laws.  The Project Representative’s perpetual, irrevocable royalty-free license shall (i) entitle it to unlimited rights in all architectural works arising out of KL’s performance of Services, and (ii) include, but not be limited to, drawings, specifications, architectural designs of buildings and structures, notes and other architectural and engineering documents produced by or on behalf of KL in the performance of the Services, or in contemplation thereof, archive drawings and archive specifications produced after completion (including the right to use same for comprehensive campus-wide mapping endeavors), and any and all other “architectural works” as that term is defined in the Architectural Works Copyright Protection Act at 17 U.S.C. 102 (a)(8).  At any time upon demand by the Project Representative, KL shall furnish to the Project Representative a complete set of all work product prepared by or obtained by KL to date of such demand arising out of or related to the Services or a Project.  In the event of KL’s failure to comply with the Project Representative’s demand hereunder, the parties agree that any remedy at law would be inadequate and entitle the Project Representative to equitable relief including without limitation the remedy of specific performance.

EXHIBIT E

Technology Fee Payment Milestones

The Owner shall pay KL the Technology Fee in accordance with the following schedule for each individual Project:

•      Twenty-five percent (25%) of the Technology Fee shall be due upon Owner’s written approval of the Construction Budget for such Project.

•      Twenty-five percent (25%) of the Technology Fee shall be due upon commencement of construction of a Production Plant.

•      Twenty-five percent (25%) of the Technology Fee shall be due upon completion and acceptance of the Production Plant by the Owner.

•      Twenty-five percent (25%) of the Technology Fee shall be due upon the Production Plant operating at Nameplate Capacity for a period of sixty (60) days after initial commercial production of the Licensed Product in such Production Plant.

EXHIBIT F

Extension Term Performance Milestones

Engagement of KL to provide Services to Owners for the construction of six (6) Production Plants within the Initial Term.